Exhibit 99.1
Dollar Tree, Inc. Reports Results for the
Fourth Quarter and Fiscal Year 2022

•Q4 Same-Store Sales: Dollar Tree +8.7%; Family Dollar +5.8%; Enterprise +7.4%
•Q4 Diluted Earnings per Share (EPS) $2.04
•Company is Accelerating its Transformation Initiatives and Pulling-Forward Investments to Deliver on its Full Potential
•Fiscal 2023 EPS Outlook of $6.30 to $6.80 includes:
◦An Estimated $0.29 per Share Benefit from 53rd Week
◦Approximately $1.45 per Share Operating Expense Investment
◦Outlook Includes Only Minimal Benefit from Investments
◦Investments Will Yield Attractive Returns by 2024 and Beyond
◦$1.00 per Share of Reduced Freight Expenses with Additional Benefit of Approximately $1.00 Expected in 2024 and Beyond, Based on Current Market Conditions
•Fiscal 2023 Same-Store Sales Outlook by Segment:
◦Dollar Tree Low Single-Digit Increase; Family Dollar Mid-Single-Digit Increase

CHESAPEAKE, Va.--March 1, 2023--Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its fourth quarter and fiscal year ended January 28, 2023.
“Our sales performance shows that our third quarter sales momentum continued into the fourth quarter. The same-store sales growth of 8.7% at Dollar Tree and 5.8% at Family Dollar represented comp sales accelerations on a one-, two- and three-year stacked basis, and are evidence that the early transformation actions taken since last summer are already beginning to have a positive impact,” stated Rick Dreiling, Chairman and Chief Executive Officer. “We are committed to driving further store productivity as we focus on developing our people, tools and technology to fuel our accelerated growth, while simplifying our operations, improving our supply chain and innovating our merchandising strategy to better support our associates and to better serve our shoppers.”

Fiscal 2022 Key Operating Results
(compared to same periods fiscal 2021)

	Fiscal Q4 2022		Fiscal 2022
	$	% Change	$	% Change
Consolidated Net Sales	$7.72B	9.0%	$28.32B	7.6%
Same-Store Sales:
Dollar Tree Segment Family Dollar Segment Enterprise		8.7% 5.8% 7.4%		9.0% 2.4% 5.9%
Operating Income	$618.1M	6.8%	$2.24B	23.5%
Diluted EPS	$2.04	1.5%	$7.21	24.3%

Other Business Highlights
Fourth Quarter Fiscal 2022
•Opened 123 new stores, relocated 38 stores, and closed 77 stores
•Expanded multi-price Plus offering to an additional 119 Dollar Tree stores
•Completed 112 Family Dollar store renovations
Fiscal 2022
•Opened 464 new stores, relocated 120 stores, and closed 205 stores
•Expanded multi-price Plus offering to an additional 1,805 Dollar Tree stores
•Completed 796 Family Dollar store renovations
•Retail selling square footage at year-end increased 2.5% to approximately 132.1 million square feet
Fourth Quarter Results
Unless noted, all comparisons are to the prior year’s fourth quarter, ended January 29, 2022.
Consolidated net sales increased 9.0% to $7.72 billion. Enterprise same-store sales increased 7.4%. Dollar Tree same-store sales increased 8.7%, driven by a 10.0% increase in average ticket, partially offset by a 1.1% decline in traffic. Dollar Tree stores that fully lapped the rollout of Break-the-Dollar produced a 3.0% same-store sales increase in the quarter, and sequentially increased same-store sales in each month throughout the quarter. Stores which had not lapped the Break-the-Dollar produced an 11.6% same-store sales increase in the quarter, a significant sequential improvement for the second consecutive quarter. Traffic improved 410 basis points sequentially compared to the prior quarter and is now trending positively as the Company has cycled the transition to a $1.25 price point.
Family Dollar’s 5.8% same-store sales increase comprised a 5.3% increase in average ticket and a 0.5% increase in traffic as the Company continues to drive strong trends in performance following its price investment and initial accelerated investments in labor and store conditions. The same-store sales improvement in the back half of fiscal 2022 was achieved while investing several percentage points in price relative to the market, which was more than recovered through volume, with the Company taking market share.
Gross profit increased 11.6% to $2.39 billion and gross margin improved 70 basis points to 30.9%. This improvement was driven by higher initial mark-on and lower freight costs, partially offset by a product mix shift to lower-margin consumable products, as well as higher shrink and markdowns.
Selling, general and administrative expenses were 22.9% of total revenue, compared to 22.1%. The increase was primarily due to a $23.9 million non-cash store impairment charge, higher costs for store payroll, higher expenditures related to repairs and maintenance to improve store standards, partially offset by comparable store net sales leverage.

Operating income increased 6.8% to $618.1 million and operating income margin declined 20 basis points to 8.0%.
The Company’s effective tax rate was 23.4%, compared to 9.0% last year which included a deferred tax benefit related to the Company’s state entity restructuring.
Net income was $452.2 million and diluted EPS increased 1.5% to $2.04.
Full Year Fiscal 2022 Results
Unless otherwise noted, all comparisons are to the prior fiscal year ended January 29, 2022.
Consolidated net sales increased 7.6% to $28.32 billion. Enterprise same-store sales increased 5.9%. Dollar Tree same-store sales increased 9.0%, driven by a double-digit increase in average ticket, partially offset by a decline in traffic. Family Dollar same-store sales increased 2.4%, driven by an increase in average ticket partially offset by a decline in traffic.
Gross profit increased 15.5% to $8.92 billion and gross margin improved 210 basis points to 31.5%.
Selling, general and administrative expenses were 23.6% of total revenue, compared to 22.5%.
Operating income improved 23.5% to $2.24 billion and operating income margin increased 100 basis points to 7.9%.
The Company’s effective tax rate was 23.5%, compared to 18.6%.
Net income improved 21.7% to $1.62 billion and diluted EPS increased 24.3% to $7.21.
The Company repurchased 4,613,696 shares for $647.5 million.
Fiscal 2023 Outlook
“We are on an accelerating journey of change, and I am incredibly proud of our 207,000 associates for their contributions and commitment to our Company. We have undergone a significant amount of change in less than one year, and believe we have the team in place to capture the opportunity ahead of us,” Dreiling added. “We are confident that the accelerated investments outlined will transform our Company, will enable and propel us through years of accelerated growth and margin improvement, and will enhance the Company’s ability to achieve substantially higher long-term earnings power. We remain committed to empowering associates, serving customers and creating long-term value for all of our stakeholders. I am eager to share more details regarding the Company’s vision in the months ahead. Dollar Tree has a bright future and I am energized to be a part of this transformational journey.”
Consolidated net sales for full-year fiscal 2023 are expected to range from $29.9 billion to $30.5 billion. The Company believes its actions and investments, beginning in the second half of fiscal 2022, are already contributing to top-line momentum. The Company expects to deliver a low- to mid-single-digit comparable store sales increase for the year, comprised a low single-digit increase in the Dollar Tree segment and a mid-single-digit increase in the Family Dollar segment. Selling square footage is expected to grow by 3.0% to 3.5% for the year, with new store growth back-end weighted. Diluted EPS is expected to range from $6.30 to $6.80, including the contribution from the 53rd week.
The Company’s fiscal 2023 outlook includes the following considerations:
•Given the amount of transformational activity, initiative interdependencies, and the volatility of the economic environment, it is difficult to precisely estimate the quarterly timing and related magnitude of investment returns. Our fiscal 2023 outlook assumes only minimal benefit from our investments. The Company is confident that they will yield attractive returns in 2024 and beyond.

•Fiscal 2023 is a 53-week year, with the extra week expected to benefit the fourth quarter by approximately $500 million in sales and $0.29 in diluted EPS.
•The Company is cycling the outsized margin benefit related to Dollar Tree’s initial transition to a primary price of $1.25. For the first half of 2022, Dollar Tree produced a 39.0% gross margin, higher than its normalized gross margin as it was evolving its assortment for the new price point.
•Includes an estimated benefit of approximately $1.00 per share from reduced freight expenses, with nearly all of this benefit realized in the second half. Approximately half of the Company’s fiscal 2023 import container volume will remain on existing long-term contracts or charters at elevated rates. The Company anticipates meaningfully lower rates for renegotiated contracts and spot volumes, which are expected to impact the other half of its container volume for the year. These factors limit the impact of lower freight rates on operating profit within the year. If current market conditions persist, the Company would anticipate an additional freight cost relief approximately $1.00 in fiscal 2024 and 2025, with the majority realized in fiscal 2024.
•Reflects approximately $1.45 per share investment in operating expense across labor and wages, store maintenance, information technology and corporate. This investment, combined with general cost inflation and new store expenses is expected to drive a low-teens percentage dollar increase in total SG&A expense.
The Company expects gross and operating margins will decline in the first half of fiscal 2023, followed by expansion for the second half. The Company estimates diluted EPS will be comprised approximately 40% in the first half and 60% in the second half, which includes the extra week.
The Company expects consolidated net sales for the first quarter will range from $7.2 billion to $7.4 billion, based on a mid-single-digit increase in same-store sales for the enterprise, with a low single-digit comp increase at Dollar Tree and mid-single-digit comp growth at Family Dollar. Diluted EPS for the quarter is estimated to be in the range of $1.46 to $1.56.
While share repurchases are not included in the outlook, the Company had $1.85 billion remaining under its share repurchase authorization as of January 28, 2023.
Conference Call Information
On Wednesday, March 1, 2023, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 866-580-3963. A recorded version of the call will be available until midnight Tuesday, March 7, 2023, and may be accessed by dialing 866-583-1035. The access code is 4733898. A webcast of the call is accessible through Dollar Tree's website and will remain online through Tuesday, March 7, 2023.
Supplemental financial information for the fourth quarter is available on the Investor Relations portion of the Company’s website, at www.Corporate.DollarTree.com/Investors.
Dollar Tree, a Fortune 200 Company, operated 16,340 stores across 48 states and five Canadian provinces as of January 28, 2023. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements relating to our business and financial outlook for fiscal 2023, including without limitation our expectations regarding net sales, comparable store sales and diluted earnings per share for the first fiscal quarter and full fiscal year 2023, and various factors that are expected to impact our quarterly and annual results of operations for fiscal 2023; our selling square footage growth; our expectations regarding the impact of various initiatives and investments on the company’s performance and prospects for long-term growth; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 15, 2022, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)

	13 Weeks Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$7,716.2	$7,077.4	$28,318.2	$26,309.8

Other revenue	4.5	3.2	13.5	11.4

Total revenue	7,720.7	7,080.6	28,331.7	26,321.2

Cost of sales	5,330.7	4,940.3	19,396.3	18,583.9

Selling, general and administrative expenses	1,771.9	1,561.5	6,699.1	5,925.9
	22.9%	22.1%	23.6%	22.5%

Operating income	618.1	578.8	2,236.3	1,811.4
	8.0%	8.2%	7.9%	6.9%

Interest expense, net	28.0	79.5	125.3	178.9
Other expense, net	0.1	0.1	0.4	0.3

Income before income taxes	590.0	499.2	2,110.6	1,632.2
	7.6%	7.1%	7.4%	6.2%

Provision for income taxes	137.8	45.0	495.2	304.3
Income tax rate	23.4%	9.0%	23.5%	18.6%

Net income	$452.2	$454.2	$1,615.4	$1,327.9
	5.9%	6.4%	5.7%	5.0%

Net earnings per share:
Basic	$2.05	$2.02	$7.24	$5.83
Weighted average number of shares	221.1	225.0	223.2	227.9

Diluted	$2.04	$2.01	$7.21	$5.80
Weighted average number of shares	221.9	226.3	224.1	229.0

The information for the year ended January 29, 2022 was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)

	13 Weeks Ended				Year Ended
	January 28, 2023		January 29, 2022		January 28, 2023		January 29, 2022
	(Unaudited)		(Unaudited)		(Unaudited)		(a)
Net sales:
Dollar Tree	$4,296.7		$3,919.1		$15,405.7		$13,922.1
Family Dollar	3,419.5		3,158.3		12,912.5		12,387.7
Total net sales	$7,716.2		$7,077.4		$28,318.2		$26,309.8

Gross profit:
Dollar Tree	$1,577.6	36.7%	$1,396.5	35.6%	$5,775.5	37.5%	$4,603.6	33.1%
Family Dollar	807.9	23.6%	740.6	23.4%	3,146.4	24.4%	3,122.3	25.2%
Total gross profit	$2,385.5	30.9%	$2,137.1	30.2%	$8,921.9	31.5%	$7,725.9	29.4%

Operating income (loss):
Dollar Tree	$721.3	16.8%	$587.8	15.0%	$2,536.0	16.5%	$1,607.0	11.5%
Family Dollar	1.4	—%	86.8	2.7%	127.5	1.0%	543.1	4.4%
Corporate, support and Other	(104.6)	(1.4%)	(95.8)	(1.4%)	(427.2)	(1.5%)	(338.7)	(1.3%)
Total operating income	$618.1	8.0%	$578.8	8.2%	$2,236.3	7.9%	$1,811.4	6.9%

	13 Weeks Ended						Year Ended
	January 28, 2023			January 29, 2022			January 28, 2023			January 29, 2022
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	8,114	8,179	16,293	7,984	7,982	15,966	8,061	8,016	16,077	7,805	7,880	15,685
New stores	34	89	123	97	77	174	131	333	464	311	225	536
Re-bannered stores (b)	—	1	1	2	—	2	(5)	9	4	1	(1)	—
Closings	(14)	(63)	(77)	(22)	(43)	(65)	(53)	(152)	(205)	(56)	(88)	(144)
Ending	8,134	8,206	16,340	8,061	8,016	16,077	8,134	8,206	16,340	8,061	8,016	16,077
Selling Square Footage (in millions)	70.5	61.6	132.1	69.7	59.2	128.9	70.5	61.6	132.1	69.7	59.2	128.9
Growth Rate (Square Footage)	1.1%	4.1%	2.5%	3.4%	2.6%	3.0%	1.1%	4.1%	2.5%	3.4%	2.6%	3.0%

(a) The information for the year ended January 29, 2022 was derived from the audited consolidated financial statements as of that date.
(b) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)

	January 28, 2023	January 29, 2022
	(Unaudited)
Cash and cash equivalents	$642.8	$984.9
Merchandise inventories	5,449.3	4,367.3
Other current assets	275.0	257.0
Total current assets	6,367.1	5,609.2

Property, plant and equipment, net	4,972.2	4,477.3
Restricted cash	68.5	53.4
Operating lease right-of-use assets	6,458.0	6,425.3
Goodwill	1,983.1	1,984.4
Trade name intangible asset	3,100.0	3,100.0
Deferred tax asset	15.0	20.3
Other assets	58.2	51.9
Total assets	$23,022.1	$21,721.8

Current portion of operating lease liabilities	$1,449.6	$1,407.8
Accounts payable	1,899.8	1,884.2
Income taxes payable	58.1	82.6
Other current liabilities	817.7	802.0
Total current liabilities	4,225.2	4,176.6

Long-term debt, net	3,421.6	3,417.0
Operating lease liabilities, long-term	5,255.3	5,145.5
Deferred income taxes, net	1,105.7	987.2
Income taxes payable, long-term	17.4	20.9
Other liabilities	245.4	256.1
Total liabilities	14,270.6	14,003.3
Shareholders' equity	8,751.5	7,718.5
Total liabilities and shareholders' equity	$23,022.1	$21,721.8

The January 29, 2022 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	January 28, 2023	January 29, 2022
	(Unaudited)
Cash flows from operating activities:
Net income	$1,615.4	$1,327.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	767.9	716.0
Provision for deferred income taxes	123.0	(23.2)
Stock-based compensation expense	110.4	79.9
Amortization of debt discount and debt-issuance costs	4.6	8.9
Other non-cash adjustments to net income	59.1	11.2
Loss on debt extinguishment	—	43.8
Changes in operating assets and liabilities	(1,065.6)	(733.0)
Total adjustments	(0.6)	103.6
Net cash provided by operating activities	1,614.8	1,431.5

Cash flows from investing activities:
Capital expenditures	(1,248.8)	(1,021.2)
Proceeds from governmental grant	—	2.9
Payments for fixed asset disposition	(5.0)	(1.6)
Net cash used in investing activities	(1,253.8)	(1,019.9)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	—	1,197.4
Principal payments for long-term debt	—	(1,000.0)
Debt-issuance and debt extinguishment costs	—	(59.3)
Proceeds from revolving credit facility	555.0	—
Repayments of revolving credit facility	(555.0)	—
Proceeds from stock issued pursuant to stock-based compensation plans	9.3	17.8
Cash paid for taxes on exercises/vesting of stock-based compensation	(48.6)	(42.4)
Payments for repurchase of stock	(647.5)	(950.0)
Net cash used in financing activities	(686.8)	(836.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.2)	(0.4)
Net decrease in cash, cash equivalents and restricted cash	(327.0)	(425.3)
Cash, cash equivalents and restricted cash at beginning of period	1,038.3	1,463.6
Cash, cash equivalents and restricted cash at end of period	$711.3	$1,038.3

The January 29, 2022 information was derived from the audited consolidated financial statements as of that date.